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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 33-30570) of Berkshire Hathaway Inc. on Form S-3, of our report on schedules dated March 8, 1996 appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 1995, and our report dated March 8, 1996 (July 16, 1996 as to the restatement described in Note 1(a) to the financial statements) appearing in the Current Report on Form 8-K of Berkshire Hathaway Inc. filed July 26, 1996, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

Deloitte & Touche LLP
Omaha, Nebraska


November 4, 1996